                     ADVANCE FINANCIAL SAVINGS BANK, F.S.B.
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)


                                                            September 30,      June 30,
                                                                1996             1996
                                                          --------------  ---------------
ASSETS
Cash and Cash Equivalents
   Cash and amounts due from banks                        $      821,219  $       948,671
   Interest - bearing deposits with other institutions         2,816,503        3,067,912
                                                          --------------  ---------------
      Total cash and cash equivalents                          3,637,722        4,016,583


Investment Securities
   Securities held to maturity (fair value of $4,299,999
      and $4,761,709)                                          4,299,534        4,799,596
   Securities available for sale                                  65,735           68,549
                                                          --------------  ---------------
      Total investment securities                              4,365,269        4,868,145


Mortgage - backed securities (fair value of $517,883
   and $561,203)                                                 517,544          536,808
Loans held for sale                                              380,000        1,375,143
Loans receivable, (net of allowance for loan losses
   of $328,275 and $324,983)                                  80,769,371       77,565,831
Office properties and equipment, net                           2,094,207        2,099,470
Federal Home Loan Bank Stock, at cost                            559,500          559,500
Accrued interest receivable                                      543,897          521,187
Other assets                                                     308,416          309,726
                                                          --------------  ---------------
      Total assets                                        $   93,175,926  $    91,852,393
                                                          ==============  ===============

LIABILITIES AND RETAINED EARNINGS
Deposits                                                  $   79,013,919  $    80,770,646
Advances from Federal Home Loan Bank                           7,368,202        4,376,452
Advances from borrowers for taxes and insurance                  121,434          182,977
Accrued interest payable and other liabilities                   621,384          322,439
                                                          --------------  ---------------
      Total liabilities                                       87,124,939       85,652,514
                                                          --------------  ---------------

Retained Earnings - substantially restricted                   6,059,898        6,209,329
Net unrealized loss on securities                                 (8,911)          (9,450)
                                                          --------------  ---------------
      Total retained earnings                                  6,050,987        6,199,879
                                                          --------------  ---------------

      Total liabilities and retained earnings             $   93,175,926  $    91,852,393
                                                          ==============  ===============

See accompanying notes to the unaudited consolidated financial statements.

                     ADVANCE FINANCIAL SAVINGS BANK, F.S.B.
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                               Three Months Ended
                                                                  September 30,
                                                               1996             1995
                                                         --------------  ---------------

INTEREST AND DIVIDEND INCOME
   Loans                                                 $    1,623,884  $     1,498,671
   Investment securities                                         70,004           44,379
   Interest - bearing deposits with other institutions           29,303           30,171
   Mortgage - backed securities                                  21,735           27,691
   Dividends on Federal Home Loan Bank Stock                      8,966            8,538
                                                         --------------  ---------------
      Total interest and dividend income                      1,753,892        1,609,450
                                                         --------------  ---------------

INTEREST EXPENSE
   Deposits                                                     905,796          893,553
   Advances from Federal Home Loan Bank                          73,516           36,424
                                                         --------------  ---------------
                Total interest expense                          979,312          929,977
                                                         --------------  ---------------

NET INTEREST INCOME                                             774,580          679,473

Provision for loan losses                                         3,000            4,553
                                                         --------------  ---------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES             771,580          674,920
                                                         --------------  ---------------

NONINTEREST INCOME
   Service charges on deposit accounts                           57,208           42,457
   Gain on sale of loans                                          7,043              -
   Other income                                                  18,633           15,594
                                                         --------------  ---------------
      Total noninterest income                                   82,884           58,051
                                                         --------------  ---------------

NONINTEREST EXPENSE
   Compensation and employee benefits                           229,087          195,355
   Occupancy and equipment                                       52,227           51,009
   Deposit insurance premiums                                   515,593           41,125
   Professional fees                                             23,358           23,259
   Advertising                                                   29,050           16,261
   Data processing charges                                       39,988           36,293
   Other expenses                                               170,188          130,192
                                                         --------------  ---------------
      Total noninterest expense                               1,059,491          493,494
                                                         --------------  ---------------

Income before income taxes                                     (205,027)         239,477

Income taxes                                                    (55,596)          89,918
                                                         --------------  ---------------

NET INCOME                                               $     (149,431) $       149,559
                                                         ==============  ===============


See accompanying notes to the unaudited consolidated financial statements.

                     ADVANCE FINANCIAL SAVINGS BANK, F.S.B.
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                    Three Months Ended
                                                                      September 30,
                                                                   1996           1995
                                                               -----------  --------------

   OPERATING ACTIVITIES
       Net income                                                (149,431)         339,251
       Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation, amortization and accretion, net               15,222          (10,964)
       Provision for loan losses                                    3,000            4,553
       Proceeds from sale of loans                                995,143              -
       Increase in federal deposit insurance premiums             469,908              -
       Decrease (increase) in accrued interest receivable
              and other assets                                    (21,400)          53,791
       Decrease in accrued interest payable
              and other liabilities                               (24,301)         (48,694)
       Decrease (increase) in federal income tax receivable      (159,768)           3,171
       Increase (decrease) in deferred federal income taxes        13,106         (185,715)
                                                               ----------  ---------------

         Net cash provided by operating activities              1,141,479          155,393
                                                               ----------  ---------------

   INVESTING ACTIVITIES
       Proceeds from maturities of held to maturities             500,000              -
         securities
       Principal collected on mortgage - backed securities         19,264           29,199
       Net increase in loans                                   (3,195,917)      (2,141,081)
       Proceeds from the sale of other real estate                      -          298,000
       Purchases of office properties and equipment               (17,167)        (224,389)
                                                               ----------  ---------------

       Net cash used for investing activities                  (2,693,820)      (2,038,271)
                                                               ----------  ---------------

   FINANCING ACTIVITIES
       Net increase (decrease) in deposits                     (1,756,727)       1,488,479
       Net increase (decrease) in advances
           from Federal Home Loan Bank                          2,991,750         (247,700)
       Net change in advances for taxes and insuraance            (61,543)         (49,341)
                                                               ----------  ---------------

       Net cash provided by financing activities                1,173,480        1,191,438
                                                               ----------  ---------------

       Decrease in cash and cash equivalents                     (378,861)        (691,440)

   CASH AND CASH EQUIVALENTS
       AT BEGINNING OF YEAR                                     4,016,583        3,139,383
                                                               ----------  ---------------

   CASH AND CASH EQUIVALENTS
       AT END OF YEAR                                           3,637,722        2,447,943
                                                               ----------  ---------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid during the period for:
        Interest on deposits and borrowings                    $  974,509  $       928,853
        Income taxes                                               87,500           85,500


                     ADVANCE FINANCIAL SAVINGS BANK, F.S.B.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

     The consolidated financial statements of Advance Financial Savings Bank, f.s.b. ("Savings Bank") includes its wholly - owned subsidiary Advance Financial Service Corporation of West Virginia. All significant intercompany items have been eliminated.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10 - KSB and, therefore, do not necessarily include all information that would be included in audited financial statements. The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results of operations. All such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

Note 2 - SAVINGS ASSOCIATION INSURANCE FUNDS RECAPITALIZATION

     On September 30, 1996, the President signed into law legislation which included, among other things, recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") by a one time charge to SAIF - insured institutions of 65.7 basis points per one hundred dollars of insurable deposits. The gross effect to the Bank amounted to $469,908, which was paid on November 29, 1996 and is reflected in the financial results of the Bank, for the quarter ended September 30, 1996.

Note 2 - CONVERSION AND REORGANIZATION

     On September 3, 1996, the Board of Directors of the Bank adopted the Plan of Conversion pursuant to which the Bank proposed to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and concurrently form a Bank Holding Company. The conversion is expected to be accomplished throught the amendment of the Bank's federal charter and the sale of the holding company's common stock in an amount equal to the pro forma market value of the Bank after giving effect of the conversion. A subscription offering of the sale of the Bank's common stock will be offered initially to the Bank's depositors, then to other members and directors, officers, and employees of the Bank. Any shares of the Bank's common stock not sold in the subscription offering will be offered for sale to the general public in the Bank's market area. The Bank received regulatory approval on November 12, 1996.